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                                                                   Exhibit 99.1

IBIS TECHNOLOGY RECEIVES $6 MILLION IN ORDERS FROM ITS
LARGEST CUSTOMER

BUSINESS WIRE - APRIL 12, 2000 08:17

DANVERS, Mass.--(BUSINESS WIRE)--April 12, 2000--Ibis Technology Corporation (NASDAQ:IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers for semiconductor manufacturers, today announced the receipt of $6 million in orders for an Ibis 1000 oxygen implanter and capacity reservation for additional equipment and/or SIMOX-SOI wafers from its largest customer, a leading domestic semiconductor manufacturer. The sale of the implanter adds to a base of implanters that have been purchased over recent years by this customer. The capacity reservation will allow this customer to utilize a purchase credit toward an additional implanter (Ibis 1000 or Ibis 2000) or SIMOX-SOI wafers, based upon a pre-determined per wafer credit, purchased through December 31, 2002.

"We believe that this transaction reinforces our largest customer's commitment to SOI technology," said Martin Reid, President and CEO of Ibis Technology. "We have been successful delivering both SIMOX-SOI wafers and equipment to this customer and the capacity reservation assures both a SIMOX-SOI wafer and a machine supply in the future. In addition, it will give this customer the opportunity to gauge their product demand as they roll out their SOI products and the flexibility of purchasing an additional implanter or SIMOX-SOI wafers."

Ibis manufactures its SIMOX-SOI implanters and wafers at its Danvers, MA facility and has recently completed a lease for approximately 25,000 square feet of space in an adjacent building. This new facility will be used for SIMOX-SOI equipment manufacturing and R&D. The current equipment manufacturing and R&D space will be converted to a cleanroom facility for additional SIMOX-SOI wafer manufacturing. Once completed, Ibis will have bays for a total of 15 implanters at their location. In addition, Ibis has focused on the development of the next generation oxygen implanter, the Ibis 2000. The Ibis 2000 is being designed as a state-of-the-art 200 mm and 300mm increased throughput machine and is expected to be available for shipment early 2002. The Company believes that the production of SIMOX-SOI based semiconductor integrated circuits and optical components will accelerate over the next two years. However, the growth will likely proceed at a variable pace and will thus result in continued fluctuations in the Company's quarterly revenues and result of operations. Ibis intends to continue to increase its SIMOX-SOI wafer and implantation capacity and its technical personnel.

About Ibis Technology

Ibis Technology Corporation is a premier manufacturer and supplier of enhanced silicon-on-insulator substrates and equipment for the worldwide semiconductor industry. The

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Company is headquartered in Danvers, Massachusetts and maintains an office in
Aptos, California. Information about Ibis Technology Corporation and
SIMOX-SOI is available on Ibis's World Wide Web site at HTTP://WWW.IBIS.COM.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the potential future purchase of additional implanters or wafers by our largest customer, the expected shipping date for the Ibis 2000, and the growth of semiconductor integrated circuits and optical components and the effect of this growth on the Company's revenue and results. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

     CONTACT:   Ibis Technology Corporation
                Debra Nelson
                978-777-4247
                    or
                The Loomis Group, Inc
                Charla Jones
                617-638-0022
                charla@loomisgroup.com
                    or
                Ibis Technology Corporation
                Al Alioto
                978-777-4247